Exhibit 99.1
949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500
Pacific Mercantile Bancorp Reports First Quarter 2021 Operating Results
First Quarter Summary
•Net income of $3.4 million, or $0.14 per fully diluted share
•Loans on nonaccrual reduced by 48.5% to $20.6 million and classified loans reduced by 30.2% to $63.0 million
•Ongoing focus on reducing cost of deposits resulted in a decrease in interest expense over last quarter of $338 thousand, or 26.1%, and expanded net interest margin by 12 basis points over last quarter
•Total new loan commitments of $175.1 million and total loan fundings of $146.3 million including $92.6 million of Paycheck Protection Program ("PPP") loans
•No provision for loan and lease losses for the quarter
•Allowance for loan and lease losses as a percentage of total loans outstanding at 1.38%, or 1.78% if the fully guaranteed PPP loans are excluded, as compared to 1.43% and 1.76%, respectively, as of December 31, 2020
•Noninterest expense increased by $744 thousand, or 8.3%, primarily as a result of merger related expenses and increased payroll expenses due to the seasonality of payroll benefits and the payment of bonuses in the first quarter
•Definitive agreement signed to merge with Banc of California, Inc.

COSTA MESA, Calif., April 26, 2021 (Globenewswire) - Pacific Mercantile Bancorp (Nasdaq: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, today reported its financial results for the three months ended March 31, 2021.
For the first quarter of 2021, the Company reported net income of $3.4 million, or $0.14 per fully diluted share. This compares to net income of $3.7 million, or $0.16 per fully diluted share, in the fourth quarter of 2020, and a net loss of $2.4 million, or $(0.10) per fully diluted share, in the first quarter of 2020. The decrease in net income for the three months ended March 31, 2021, as compared to the three months ended December 31, 2020, is primarily attributable to an increase in noninterest expenses related to costs associated with the proposed merger with Banc of California, partially offset by a decrease to income tax expense. In addition, interest income decreased as a result of a lower average balance and lower average yield of our loan portfolio due to the forgiveness of PPP loans, paydowns on lines of credit, and decreased PPP fee income. The increase in net income, as compared to the three months ended March 31, 2020, is primarily attributable to a decrease in interest expense of $2.3 million from the same quarter of the prior year, and no provision for loan and lease losses for the three months ended March 31, 2021, compared to a $6.2 million provision taken for the three months ended March 31, 2020. In addition, noninterest income increased 58.7% when compared to the same quarter of the prior year as the result of modifications to our loan and deposit fee structures, and net gain on sale of securities and referral fees related to PPP loan servicing during the three months ended March 31, 2021 that did not occur in the same quarter of the prior year.
Brad R. Dinsmore, President & CEO of Pacific Mercantile Bancorp, said, “We delivered another solid quarter reflecting the improvements we made in our operations over the course of 2020. Improving economic conditions are having a positive impact on the performance of the borrowers in our problem loan categories. This resulted in substantial improvement in our asset quality with significant declines in non-performing loans, classified loans, and delinquent loans. The strengthening of our commercial banking team continues to result in a higher level of loan production, although payoffs remain elevated and impacted our total loan growth in the first quarter. We are looking forward to the planned completion of our merger with Banc

Exhibit 99.1
of California later this year and utilizing the greater resources and expertise of the combined organization to provide a superior banking experience for our commercial clients.”

Results of Operations
The following tables show a summary of our operating results for the dates and periods indicated. The discussion below highlights the key factors contributing to the changes shown in the following tables for the three months ended March 31, 2021, as compared to the three months ended December 31, 2020 and the three months ended March 31, 2020.

	Three Months Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
	(Dollars in thousands)
Total interest income	$13,698	$14,234	$16,016	$15,580	$14,769
Total interest expense	959	1,297	1,762	2,262	3,296
Net interest income	12,739	12,937	14,254	13,318	11,473
Provision for loan and lease losses	—	—	—	2,850	6,200
Total noninterest income	1,738	1,827	2,245	1,171	1,095
Total noninterest expense	9,664	8,920	9,275	8,934	9,720
Income tax provision (benefit)	1,425	2,140	2,138	800	(991)
Net income (loss)	$3,388	$3,704	$5,086	$1,905	$(2,361)

Net Interest Income
Q1 2021 vs Q4 2020. Net interest income decreased $198 thousand, or 1.5%, for the three months ended March 31, 2021 as compared to the three months ended December 31, 2020, primarily as a result of:
•A decrease in interest income of $536 thousand, or 3.8%, primarily attributable to the decrease in the average balance of the loan portfolio and a lower average yield, in addition to decreased fee income on PPP loans for the three months ended March 31, 2021 as compared to the three months ended December 31, 2020; partially offset by
•A decrease in interest expense of $338 thousand, or 26.1%, primarily attributable to our ongoing focus on reducing costs of deposits by monitoring and lowering interest rates in response to the current interest rate environment and actively managing our deposit portfolio away from higher costing money market deposits and certificates of deposit and into noninterest bearing deposits.
•Our net interest margin increased to 3.43% for the three months ended March 31, 2021 as compared to 3.31% for the three months ended December 31, 2020, primarily as a result of a 35 basis point reduction in the cost of certificates of deposit and a 15 basis point reduction in total cost of deposits, in addition to a favorable change in our mix of deposits from higher costing certificates of deposit to lower costing noninterest bearing deposits.
Q1 2021 vs Q1 2020. Net interest income increased $1.3 million, or 11.0%, for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020, primarily as a result of:
•A decrease in interest expense of $2.3 million, or 70.9%, primarily attributable to our focus on reducing costs of deposits by monitoring and lowering interest rates in response to the current interest rate environment and actively managing our deposit portfolio away from higher costing money market deposits and certificates of deposit and into noninterest bearing deposits; partially offset by
•A decrease in interest income of $1.1 million, or 7.3%, primarily attributable to a decrease in interest earned on loans and short-term investments as a result of lower average yields in the declining interest rate environment during the three months ended March 31, 2021 as compared to the three months ended March 31, 2020, partially offset by increased income from our participation in PPP.

Provision for Loan and Lease Losses
Q1 2021 vs Q4 2020. We recorded no provision for loan and lease losses during the three months ended March 31, 2021 and December 31, 2020 as the level of allowance built earlier in the prior year in anticipation of credits impacted by COVID-19 eventually migrating to nonperforming status continued to be sufficient to reflect the actual migration trends experienced in the portfolio. In addition, during the three months ended March 31, 2021, asset quality improved with decreases in nonaccrual and classified loans, and the balance of our non-PPP loans decreased from the prior quarter. During the three months ended March 31, 2021, we had net charge-offs of $325 thousand compared to net charge-offs of $33 thousand for the three months ended December 31, 2020.

Q1 2021 vs Q1 2020. We recorded no provision for loan and lease losses during the three months ended March 31, 2021 as the level of allowance built earlier in the prior year in anticipation of credits impacted by COVID-19 eventually migrating to nonperforming status continued to be sufficient to reflect the actual migration trends experienced in the portfolio. We recorded a $6.2 million provision for loan and lease losses during the three months ended March 31, 2020 as a result of net charge-offs, an increase in classified and nonperforming loans, and qualitative factor increases related to COVID-19 during the quarter.
Noninterest Income
Q1 2021 vs Q4 2020. Noninterest income decreased by $89 thousand, or 4.9%, for the three months ended March 31, 2021 as compared to the three months ended December 31, 2020, primarily as a result of a decrease in deposit related fees, credit card fees and loan service fees of $280 thousand, or 25.5%, for the three months ended March 31, 2021; partially offset by an increase in other noninterest income of $249 thousand, or 43.3%, primarily related to referral fee income from the outsourcing of PPP loan servicing.
Q1 2021 vs Q1 2020. Noninterest income increased by $643 thousand, or 58.7%, for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020, primarily as a result of an increase in deposit related fees, credit card fees and loan service fees, and the referral fee income related to the outsourcing of PPP loan servicing.
Noninterest Expense
Q1 2021 vs Q4 2020. Noninterest expense increased $744 thousand, or 8.3%, for the three months ended March 31, 2021 as compared to the three months ended December 31, 2020, primarily as a result of:
•Accounting and legal expenses of $387 thousand related to the proposed merger with Banc of California, and
•An increase of $317 thousand in salaries and employee benefits primarily related to new employees and an increase in payroll benefits due to seasonality during the three months ended March 31, 2021, and
•An increase of $100 thousand in FDIC insurance expense as the result of an increased assessment rate based on an increase in average asset size, partially offset by
•A decrease of $223 thousand in other noninterest expense primarily related to business development and other operating expenses.
Q1 2021 vs Q1 2020. Noninterest expense decreased $56 thousand, or 0.6%, for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020, primarily as a result of:
•A decrease of $408 thousand in salaries and employee benefits primarily related to the staffing changes made at the bank during the second quarter of 2020, and
•A decrease of $176 thousand in other noninterest expense primarily related to business development and other operating expenses, partially offset by
•Accounting and legal expenses of $387 thousand related to the proposed merger with Banc of California, and
•An increase of $92 thousand in FDIC expenses based on an increased average asset size that resulted from our participation in PPP; and
•An increase of $43 thousand in equipment and depreciation related to hardware and software purchases resulting from the efforts to deploy work-from-home capabilities for more of our employees.

Income Tax Provision
For the three months ended March 31, 2021, we had an income tax expense of $1.4 million. The income tax expense during the three months ended March 31, 2021 is a result of our operating income for the quarter. Accounting rules specify that management must evaluate the deferred tax asset on a recurring basis to determine whether enough positive evidence exists to determine whether it is more-likely-than-not that the deferred tax asset will be available to offset or reduce future taxes. The tax code allows net operating losses incurred prior to December 31, 2017 to be carried forward for 20 years from the date of the loss, and based on its evaluation, management believes that the Company will be able to realize the deferred tax asset within the period that our net operating losses may be carried forward. Due to the hierarchy of evidence that the accounting rules specify, management determined that there continued to be enough positive evidence to support no valuation allowance on our deferred tax asset at March 31, 2021.
For the three months ended March 31, 2020, we had an income tax benefit of $991 thousand as a result of the net loss for the quarter. Due to the hierarchy of evidence that the accounting rules specify, management determined that there continued to be enough positive evidence to support no valuation allowance on our deferred tax asset at March 31, 2020.

Balance Sheet Information
Loans
As indicated in the table below, at March 31, 2021, gross loans totaled approximately $1.24 billion, which represented an increase of $20.5 million, or 1.7%, compared to gross loans outstanding at December 31, 2020. The following table sets forth the composition, by loan category, of our loan portfolio at March 31, 2021 and December 31, 2020.

	March 31, 2021		December 31, 2020
	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	(Dollars in thousands)
Commercial loans	$321,319	25.8%	$337,427	27.6%
Commercial loans - PPP	280,562	22.5%	229,728	18.8%
Commercial real estate loans - owner occupied	189,203	15.2%	197,336	16.1%
Commercial real estate loans - all other	197,026	15.8%	194,893	15.9%
Residential mortgage loans - multi-family	157,646	12.7%	159,182	13.0%
Residential mortgage loans - single family	10,085	0.8%	12,766	1.0%
Construction and land development loans	11,840	1.0%	11,766	1.0%
Consumer loans	76,669	6.2%	80,759	6.6%
Gross loans	$1,244,350	100.0%	$1,223,857	100.0%

The increase of $20.5 million in gross loans during the first quarter of 2021 was primarily a result of new PPP loans and organic loan growth, partially offset by PPP loan forgiveness, loan payoffs and paydowns on lines of credit. Excluding the PPP, we funded total new organic loans of $53.7 million, offset by loan payoffs of $84.2 million and charge offs of $538 thousand. The charge off is primarily one commercial loan relationship that had been previously identified as classified. During the three months ended March 31, 2021, $41.1 million of PPP loans were forgiven by the SBA.
During the first quarter of 2021, we secured new client relationships with commercial loan commitments of $130.8 million, of which $111.9 million were funded at March 31, 2021. Our total commercial loan commitments increased to $915.1 million at March 31, 2021 from $893.8 million at December 31, 2020, and the utilization rate of commercial loan commitments increased to 65.4% at March 31, 2021 from 63.5% at December 31, 2020. Excluding PPP loans, total commitments decreased to $634.5 million at March 31, 2021 from $664.0 million at December 31, 2020, and the utilization rate of commercial loan commitments decreased to 50.1% from 50.8% at December 31, 2020.

Deposits

	March 31, 2021	December 31, 2020
Type of Deposit	(Dollars in thousands)
Noninterest-bearing checking accounts	$649,407	$647,115
Interest-bearing checking accounts	145,728	129,834
Money market and savings deposits	389,693	392,690
Certificates of deposit	198,943	213,708
Totals	$1,383,771	$1,383,347
The increase in total deposits of $424 thousand, or 0.03%, during the three months ended March 31, 2021 from December 31, 2020 is attributable to an increase in interest-bearing and noninterest-bearing checking accounts partially offset by a decrease in certificates of deposit and money market and savings accounts. Interest bearing checking accounts increased by $15.9 million, or 12.2%, and noninterest-bearing checking accounts increased by $2.3 million, or 0.4%, partially offset by decrease of $14.8 million, or 6.9%, in certificates of deposit and a decrease of $3.0 million, or 0.8%, in money market and savings accounts.
Lower priced core deposits increased to 85.6% of total deposits, while higher priced certificates of deposits decreased to 14.4% of total deposits at March 31, 2021, as compared to 84.6% and 15.4%, respectively at December 31, 2020.

Asset Quality
Nonperforming Assets

	2021	2020
	March 31	December 31	September 30	June 30	March 31
	(Dollars in thousands)
Total nonperforming loans	$20,559	$39,916	$16,780	$24,681	$20,021
Other nonperforming assets	152	231	150	663	392
Total nonperforming assets	$20,711	$40,147	$16,930	$25,344	$20,413
30-89 day past due loans	$1,549	$8,992	$25,616	$7,175	$22,437
90-day past due loans	$623	$11,507	$9,893	$12,412	$3,765
Total classified assets	$63,180	$90,502	$84,616	$83,104	$44,825
Allowance for loan and lease losses	$17,127	$17,452	$17,485	$18,166	$17,520
Allowance for loan and lease losses /gross loans	1.38%	1.43%	1.37%	1.33%	1.53%
Allowance for loan and lease losses /total assets	1.08%	1.10%	1.08%	1.08%	1.09%
Ratio of allowance for loan and lease losses to nonperforming loans	83.31%	43.72%	104.20%	73.60%	87.51%
Ratio of nonperforming assets to total assets	1.31%	2.53%	1.04%	1.50%	1.28%
Net quarterly charge-offs to gross loans (annualized)	0.11%	0.01%	0.21%	0.65%	0.80%

March 31, 2021 vs December 31, 2020. Nonperforming assets at March 31, 2021 decreased by $19.4 million, or 48.4%, from December 31, 2020. The decrease in our nonperforming loans during the three months ended March 31, 2021 resulted from principal payments of $11.1 million, $10.4 million of loans returning to accrual status, and charge-offs of $538 thousand, partially offset by the addition of $2.8 million of commercial and consumer loans. As a result of this decrease in nonperforming loans, the ratio of nonperforming assets to total assets decreased from 2.53% at December 31, 2020 to 1.31% at March 31, 2021, and the ratio of allowance for loan and lease losses to nonperforming loans increased to 83.3% at March 31, 2021, from 43.7% at December 31, 2020. Our past due loans do not include loans that have had their payments deferred as a result of assistance being provided under the CARES Act to our borrowers impacted by COVID-19. As of March 31, 2021, we had 16 loans with an outstanding balance of $35.5 million that were under a payment deferral, which is an increase from 16 loans with an outstanding balance of $20.4 million that were under a payment deferral as of December 31, 2020.

Our classified assets decreased by $27.3 million from $90.5 million at December 31, 2020 to $63.2 million at March 31, 2021. The decrease this quarter is primarily related to principal payments of $24.7 million, upgraded notes of $5.7 million, and charge-offs of $538 thousand, partially offset by additions of $3.7 million during the three months ended March 31, 2021. The additions to classified loans during the three months ended March 31, 2021 represented the migration of loans to classified rating from loans that were previously rated as Special Mention, or "Watch" within the Pass category in the previous quarter.
March 31, 2021 vs March 31, 2020. Nonperforming assets at March 31, 2021 increased by $298 thousand from March 31, 2020 primarily as a result of an increase in nonperforming loans to $20.6 million in the current year from $20.0 million the prior year. As a result of this increase to nonperforming loans, the ratio of nonperforming assets to total assets increased from 1.28% at March 31, 2020 to 1.31% at March 31, 2021.
Our classified assets increased by $18.4 million to $63.2 million at March 31, 2021 from $44.8 million at March 31, 2020. The additions to classified loans represented the migration of loans to classified rating from loans that were previously rated as Special Mention, or "Watch" within our Pass category in the same quarter of the prior year.

Allowance for Loan and Lease Losses

	2021	2020
	March 31	December 31	September 30	June 30	March 31
	(Dollars in thousands)
Balance at beginning of quarter	$17,452	$17,485	$18,166	$17,520	$13,611
Charge offs	(538)	(915)	(840)	(2,249)	(2,314)
Recoveries	213	882	159	45	23
Provision	—	—	—	2,850	6,200
Balance at end of quarter	$17,127	$17,452	$17,485	$18,166	$17,520
At March 31, 2021, the allowance for loan and lease losses (“ALLL”) totaled $17.1 million, which was approximately $325 thousand less than at December 31, 2020 and $393 thousand less than at March 31, 2020. The ALLL activity during the three months ended March 31, 2021 included net charge-offs of $325 thousand. There was no provision for loan and lease losses during the three months ended March 31, 2021, as the result of improved asset quality during the first quarter and a decrease in the balance of our non-PPP loan portfolio.
The ratio of the ALLL-to-total loans outstanding as of March 31, 2021 was 1.38%, or 1.78% if the outstanding balance of PPP loans are excluded from total loans (as PPP loans are fully guaranteed and do not carry any allowance), as compared to 1.43% and 1.76%, respectively, as of December 31, 2020, and 1.53% as of March 31, 2020. The ratio of the ALLL-to-total loans outstanding decreased from the same quarter prior year primarily due to the inclusion of $280.6 million in PPP loans that are 100% guaranteed by the SBA, which had the effect of reducing the ratio by 40 basis points for the three months ended March 31, 2021.

Capital Resources
At March 31, 2021, the Bank had total regulatory capital of $187.1 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is a principal federal bank regulatory measure of the financial strength of banking institutions, was 16.8%, which exceeds the minimum for a bank to be classified under federal bank regulatory guidelines as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Bank at March 31, 2021, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At March 31, 2021		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Total Capital to Risk Weighted Assets	$187,050	16.8%	$111,678	At least 10.0%

Common Equity Tier 1 Capital to Risk Weighted Assets	$173,047	15.5%	$72,591	At least 6.5%

Tier 1 Capital to Risk Weighted Assets	$173,047	15.5%	$89,343	At least 8.0%

Tier 1 Capital to Average Assets	$173,047	11.2%	$77,294	At least 5.0%

About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp (Nasdaq: PMBC) is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients. The Bank is headquartered in Orange County and operates a total of seven offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. The Bank offers tailored flexible solutions for its clients including an array of loan and deposit products, sophisticated cash management services, and comprehensive online banking services accessible at www.pmbank.com.

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our proposed merger with Banc of California, Inc. (“Banc of California”), our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans, including the credit exposure of certain loan products and other components of our business that could be impacted by the COVID-19 pandemic. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the possibility that the merger does not close when expected or at all because required regulatory, shareholder or other approvals, financial tests or other conditions to closing are not received or satisfied on a timely basis or at all; changes in Banc of California’s or our stock price before closing, including as a result of the companies’ financial performance prior to closing, general stock market movements, and the performance of other financial companies and peer group companies; the risk that the anticipated benefits of the merger may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Banc of California and we operate; Banc of California’s ability to promptly and effectively integrate our businesses following the merger; the reaction to the transaction of the companies’ customers, employees and counterparties; diversion of management time on merger-related issues; deteriorating economic conditions and macroeconomic factors such as unemployment rates and the volume of bankruptcies, as well as changes in monetary, fiscal or tax policy, any of which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that the credit quality of our borrowers declines; potential declines in the value of the collateral for secured loans; the risk that steps we have taken to strengthen our overall credit administration are not effective; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that are contained in our Annual Report on Form 10-K for the year ended December 31, 2020, as amended which is on file with the Securities and Exchange Commission (the “SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the three months ended March 31, 2021, which we expect to file with the SEC during the second quarter of 2021, and readers of this release are urged to review the additional information that will be contained in that report.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.
Additional Information About the Merger and Where to Find It
In connection with the proposed merger, Banc of California plans to file a registration statement on Form S-4 with the SEC. The registration statement will contain a joint proxy statement/prospectus to be distributed to the shareholders of Pacific Mercantile Bancorp and Banc of California in connection with their votes on the merger.

SHAREHOLDERS OF PACIFIC MERCANTILE BANCORP AND BANC OF CALIFORNIA ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

The final joint proxy statement/prospectus will be mailed to shareholders of Pacific Mercantile Bancorp and Banc of California. Investors and security holders will be able to obtain the documents, and any other documents Pacific Mercantile Bancorp and Banc of California file with the SEC, free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by the Pacific Mercantile Bancorp and Banc of California will be available free of charge by (1) accessing Pacific Mercantile Bancorp’s website at www.pmbank.com under the “Investor Relations” link and then under the heading “SEC Filings,” (2) accessing Banc of California’s website at www.bancofcal.com (3) requesting them in writing to Pacific Mercantile Bancorp, 949 South Coast Drive, Suite 300, Costa Mesa, CA 92626; Attention: Investor Relations, or by telephone at 714-438-2500 or (4) requesting them in writing to Banc of California, Inc., 3 MacArthur Place, Santa Ana, CA 92707; Attention: Investor Relations, by submitting an email request to ir@bancofcal.com or by telephone at (855) 361-2262.
Banc of California, Pacific Mercantile Bancorp, their directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from Banc of California and Pacific Mercantile Bancorp shareholders in favor of the approval of the transaction. Information about the directors and executive officers of Banc of California and their ownership of Banc of California common stock is set forth in the proxy statement for Banc of California’s 2021 annual meeting of stockholders, as previously filed with the SEC. Information about the directors and executive officers of Pacific Mercantile Bancorp and their ownership of Pacific Mercantile Bancorp common stock is set forth in the amendment to its Annual Report on Form 10-K for the year ended December 31, 2020, as previously filed with the SEC. Shareholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus when they become available.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020	Mar '21 vs Dec '20 % Change	Mar '21 vs Mar '20 % Change
Total interest income	$13,698	$14,234	$14,769	(3.8)%	(7.3)%
Total interest expense	959	1,297	3,296	(26.1)%	(70.9)%
Net interest income	12,739	12,937	11,473	(1.5)%	11.0%
Provision for loan and lease losses	—	—	6,200	—%	(100.0)%
Net interest income after provision for loan and lease losses	12,739	12,937	5,273	(1.5)%	141.6%
Noninterest income:
Service fees on deposits and other banking services	819	1,099	522	(25.5)%	56.9%
Net gain on sale of securities available for sale	140	171	—	—%	100.0%
Net gain on sale of small business administration loans	—	12	—	(100.0)%	—%
Net loss on sale of other assets	(45)	(30)	6	50.0%	(850.0)%
Other noninterest income	824	575	567	43.3%	45.3%
Total noninterest income	1,738	1,827	1,095	(4.9)%	58.7%
Noninterest expense:
Salaries and employee benefits	5,661	5,344	6,069	5.9%	(6.7)%
Occupancy and equipment	1,151	1,171	1,123	(1.7)%	2.5%
Professional fees	882	699	861	26.2%	2.4%
Merger related expenses	387	—	—	100.0%	100.0%
FDIC expense	285	185	193	54.1%	47.7%
Other noninterest expense	1,298	1,521	1,474	(14.7)%	(11.9)%
Total noninterest expense	9,664	8,920	9,720	8.3%	(0.6)%
Income before income taxes	4,813	5,844	(3,352)	(17.6)%	(243.6)%
Income tax expense	1,425	2,140	(991)	(33.4)%	(243.8)%
Net income	$3,388	$3,704	$(2,361)	(8.5)%	(243.5)%
Net income allocable to common shareholders	$3,388	$3,704	$(2,361)	(8.5)%	(243.5)%
Basic income per common share:
Net income available to common shareholders	$0.14	$0.16	$(0.10)	(12.5)%	(240.0)%
Diluted income per common share:
Net income available to common shareholders	$0.14	$0.16	$(0.10)	(12.5)%	(240.0)%
Weighted average number of common shares outstanding:
Basic	23,562	23,535	23,475	0.1%	0.4%
Diluted	23,813	23,728	23,475	0.4%	1.4%
Ratios from continuing operations(1):
Return on average assets	0.89%	0.93%	(0.67)%
Return on average equity	8.54%	9.34%	(6.29)%
Efficiency ratio	66.75%	60.42%	77.34%

____________________
(1)    Ratios for the three months ended March 31, 2021, December 31, 2020 and March 31, 2020 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	March 31, 2021	December 31, 2020	Increase/ (Decrease)

Cash and due from banks	$18,487	$12,024	53.8%
Interest bearing deposits with financial institutions(1)	239,899	274,245	(12.5)%
Interest bearing time deposits	1,597	1,597	—%
Investment securities (including stock)	51,138	50,093	2.1%
Loans (net of allowances of $17,127 and $17,452, respectively)	1,227,645	1,209,587	1.5%
Net deferred tax assets	8,989	8,502	5.7%
Intangible assets	370	389	(4.9)%
Other assets	31,912	31,153	2.4%
Total assets	$1,580,037	$1,587,590	(0.5)%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest bearing deposits	$649,407	$647,115	0.4%
Interest bearing deposits
Interest checking	145,728	129,834	12.2%
Savings/money market	389,693	392,690	(0.8)%
Certificates of deposit	198,943	213,708	(6.9)%
Total interest bearing deposits	734,364	736,232	(0.3)%
Total deposits	1,383,771	1,383,347	—%
Other borrowings	—	10,000	(100.0)%
Other liabilities	17,468	17,967	(2.8)%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	1,418,766	1,428,841	(0.7)%
Shareholders’ equity	161,271	158,749	1.6%
Total Liabilities and Shareholders’ Equity	$1,580,037	$1,587,590	(0.5)%
Book value per share	$6.78	$6.71	1.0%
Shares outstanding, common	23,787,385	23,658,415	0.5%
____________________
(1)    Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	201,498	$52	0.10%	$252,931	$65	0.10%	$220,598	$721	1.31%
Securities available for sale and stock(2)	53,739	315	2.38%	40,162	247	2.45%	35,844	261	2.93%
Loans(3)	1,250,846	13,331	4.32%	1,260,393	13,922	4.39%	1,116,999	13,787	4.96%
Total interest-earning assets	1,506,083	13,698	3.69%	1,553,486	14,234	3.65%	1,373,441	14,769	4.32%
Noninterest-earning assets
Cash and due from banks	17,800			16,521			16,774
All other assets	22,788			22,451			25,151
Total assets	$1,546,671			$1,592,458			$1,415,366
Interest-bearing liabilities:
Interest-bearing checking accounts	$140,205	27	0.08%	$137,162	31	0.09%	$103,355	87	0.34%
Money market and savings accounts	392,543	212	0.22%	380,681	218	0.23%	415,533	1,298	1.26%
Certificates of deposit	204,600	586	1.16%	220,007	837	1.51%	276,045	1,580	2.30%
Other borrowings	2,667	11	1.67%	23,056	86	1.48%	33,626	133	1.59%
Junior subordinated debentures	17,527	123	2.85%	17,527	125	2.84%	17,527	198	4.54%
Total interest bearing liabilities	757,542	959	0.51%	778,433	1,297	0.66%	846,086	3,296	1.57%
Noninterest bearing liabilities
Demand deposits	610,905			637,940			398,547
Accrued expenses and other liabilities	17,248			18,299			19,704
Shareholders' equity	160,976			157,786			151,029
Total liabilities and shareholders' equity	$1,546,671			$1,592,458			$1,415,366
Net interest income		$12,739			$12,937			$11,473
Net interest income/spread			3.18%			2.99%			2.75%
Net interest margin			3.43%			3.31%			3.36%

(1)Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.
(2)Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.
(3)Loans include the average balance of nonaccrual loans.